Exhibit 10.3

Blockbuster Inc.

Stock Ownership Guidelines

1.	Purpose.

The purpose of these Stock Ownership Guidelines is to encourage ownership of Blockbuster Inc. (“Blockbuster”) common stock and to further align the interests of Blockbuster’s senior executives with its stockholders.

2.	Ownership Guidelines.

Certain Blockbuster senior management at the level of senior vice president and above are expected to own shares of Blockbuster common stock having a value equal to a multiple of each such employee’s base salary as set forth below. These senior executives have accepted and received shares of Blockbuster common stock under an equity award agreement pursuant to which they have agreed to be bound, or have otherwise agreed to be bound, by these Stock Ownership Guidelines.

Position	Multiple of Base Salary
Chief Executive Officer	5x
Executive Vice President	3x
Senior Vice President	2.5x

For purposes hereof, the following securities will be counted in determining whether an employee owns the requisite number of shares:

•	Shares of Blockbuster common stock purchased on the open market by the employee;

•	Shares of Blockbuster common stock owned jointly with or separately by a member of the employee’s immediate family as defined by Rule 16a-1(e) of the Securities Exchange Act of 1934;

•	Outstanding shares of Blockbuster common stock held through the Blockbuster Inc. Amended and Restated 1999 and 2004 Long-Term Management Incentive Plans and any other equity plan that may be adopted by Blockbuster from time to time (each, an “LTMIP”), including, but not limited to:

•	Shares of Blockbuster common stock obtained through a stock option exercise; and

•	Restricted shares of Blockbuster common stock, whether vested or unvested; provided that, with respect to shares relating to grants that are performance-based awards under an LTMIP, shares will not be counted until the performance goals associated with the award have been met;

•	With respect to shares of Blockbuster common stock issuable (but not yet issued and outstanding) under awards received under an LTMIP:

•	Shares of Blockbuster common stock issuable upon vesting of restricted share units settleable in Blockbuster common stock, whether vested or unvested; and

•	Shares of Blockbuster common stock relating to equity grants that are performance-based awards under an LTMIP; provided such shares will not be counted until the performance goals associated with the award have been met;

•	Shares of Blockbuster common stock held as a result of an award under the Blockbuster Inc. Amended and Restated Chairman’s Award Plan; and

•	Shares of Blockbuster common stock held through the Blockbuster Inc. Investment Plan.

Employees shall have until December 31 of the year that is five years from the date they accept an award under which they may be bound, or otherwise agree to be bound, by these Stock Ownership Guidelines to meet the stock ownership requirement.

3.	Administration.

Employees subject to these Stock Ownership Guidelines will be notified each year, beginning in 2007, where they stand with regard to the Stock Ownership Guidelines. The minimum number of shares to be held by each employee subject to these Stock Ownership Guidelines will be calculated on the last trading day of each calendar year based on fair market value and compared against such employee’s base salary on such day. Failure to meet the stock ownership requirement may result in a reduction of future long-term incentive grants.

4.	Amendments or Modifications.

The Board of Directors or the appropriate committee of the Board of Directors may, at any time, amend or modify these Stock Ownership Guidelines in whole or in part.